SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 15, 2004
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                                BRT REALTY TRUST
                                ----------------
               (Exact name of Registrant as specified in charter)




         Maryland                   1-7172                    13-2755856
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         (State or other     (Commission file No.)         (IRS Employer
          jurisdiction of                                     I.D. No.)
          incorporation)


           60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
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          (Address of principal executive offices)    (Zip code)


         Registrant's telephone number, including area code 516-466-3100
                                                            ------------


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Item 5.   Other Events and Required FD Disclosure.

         At a meeting of the registrant's Board of Trustees held on March 15, 2004, the size of the registrant's Board was increased from six to seven trustees and Jeffrey Rubin was elected as a Class II trustee of the registrant to hold office until the next Annual Meeting of Shareholders. At the 2005 Annual Meeting of Shareholders, and subject to his being nominated for re-election by the Nominating Committee and the Board of Trustees, Mr. Rubin intends to stand for re-election for the balance of the term of a Class II trustee, a term expiring in 2007.

         Mr. Rubin, 36 years of age, has been President and Chief Investment Officer of Newtek Business Services, Inc. (NASDAQ-NKBS) since 1998. Newtek focuses on providing services to small and medium sized businesses. Mr. Rubin also founded Optical Dynamics Corporation, an early stage technology company, where he served as an executive officer and director from June 1994 to December 1997.

         The Nominating Committee and the Board of Trustees of the registrant determined that Mr. Rubin qualifies as "independent" under the New York Stock Exchange corporate governance rules. The Nominating Committee and the Board of Trustees was advised of the ownership by an entity "affiliated" with the registrant of 250,000 shares of Newtek, representing less than 1% of the outstanding shares of Newtek. The Committee and the Board determined that ownership by this entity of shares of Newtek did not affect Mr. Rubin's independence and that Mr. Rubin has no material relationship with the registrant, either directly or as a partner, shareholder or officer of an entity that has a relationship with registrant.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                                                    BRT REALTY TRUST



Date:     March 18, 2004                            By:  /s/ Simeon Brinberg
                                                    ------------------------
                                                    Simeon Brinberg
                                                    Secretary